Exhibit 3.9

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

ANTERO IDR HOLDINGS LLC

a Delaware limited liability company

December 31, 2016

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION.  SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OR RESOLD, EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE AND OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM.  IN ADDITION, TRANSFER OF SUCH LIMITED LIABILITY COMPANY INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT.  PURCHASERS OF SUCH LIMITED LIABILITY COMPANY INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

CERTAIN OF THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT MAY BE SUBJECT TO ONE OR MORE EQUITY GRANT AGREEMENTS AS MAY BE AMENDED FROM TIME TO TIME BY AND BETWEEN THE ISSUER OR ITS AFFILIATES AND ONE OR MORE OF THE MEMBERS.

LIMITED LIABILITY COMPANY AGREEMENT

OF

ANTERO IDR HOLDINGS LLC
a Delaware limited liability company

TABLE OF CONTENTS

	ARTICLE 1
	DEFINITIONS AND CONSTRUCTION
1.1	Definitions	1
1.2	Construction	1
	ARTICLE 2
	ORGANIZATION
2.1	Formation	2
2.2	Name	2
2.3	Registered Office; Registered Agent; Principal Office; Other Offices	2
2.4	Purposes	2
2.5	Foreign Qualification	2
2.6	Term	3
2.7	No State Law Partnership	3
2.8	Title to Company Assets	3

	ARTICLE 3
	MEMBERS; UNITS

3.1	Members	3
3.2	Units	3
3.3	No Other Persons Deemed Members	4
3.4	No Withdrawal or Expulsion	4
3.5	Members’ Schedules	5
3.6	Admission of Additional Members and Creation of Additional Units	5
3.7	Limited Liability; No Liability of Members	6

	ARTICLE 4
	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Members	6

	ARTICLE 5
	CAPITAL CONTRIBUTIONS

5.1	Initial Capital Contributions	8
5.2	Return of Contributions	8

I

5.3	Capital Account	8
5.4	Advances by Members	9
5.5	No Commitment for Additional Financing	9

	ARTICLE 6
	DISTRIBUTIONS AND ALLOCATIONS

6.1	Distributions	10
6.2	Allocations of Profits and Losses	12
6.3	Special Allocations	13
6.4	Income Tax Allocations	15
6.5	Other Allocation Rules	16

	ARTICLE 7
	TRANSFER OF MEMBERSHIP INTERESTS
	EXCHANGE

7.1	General Restrictions on Transfers of Membership Interests	16
7.2	Restrictions on Transfers of Membership Interests	17
7.3	Transfers to Permitted Transferees	18
7.4	Optional Exchange of Series B Units	18
7.5	Mandatory Exchange of Series B Units	21
7.6	Registration Rights	22
7.7	Specific Performance	22

	ARTICLE 8
	MANAGEMENT

8.1	Management Under Direction of the Managing Member	22
8.2	Officers	23
8.3	Members	23

	ARTICLE 9
	LIMITATION OF LIABILITY AND INDEMNIFICATION

9.1	Duties and Limitation of Liability	23
9.2	Indemnification	25
9.3	Insurance	26

	ARTICLE 10
	CERTAIN AGREEMENTS OF THE COMPANY AND MEMBERS

10.1	Information; Confidentiality	27
10.2	Maintenance of Books	27
10.3	Accounts	28

II

	ARTICLE 11
	TAXES

11.1	Tax Returns		28
11.2	Tax Partnership		28
11.3	Tax Elections		28
11.4	Tax Matters Member		29
11.5	Section 83(b) Election		29

	ARTICLE 12
	DISSOLUTION, WINDING-UP AND TERMINATION

12.1	Dissolution		30
12.2	Winding-Up and Termination		31
12.3	Certificate of Cancellation		32

	ARTICLE 13
	GENERAL PROVISIONS

13.1	Notices		32
13.2	Entire Agreement; Supersedure		33
13.3	Effect of Waiver or Consent		33
13.4	Amendment or Restatement; Power of Attorney		33
13.5	Binding Effect; Third Party Beneficiaries		34
13.6	Governing Law; Forum Selection; Severability; Limitation of Liability		35
13.7	Further Assurances		36
13.8	Counterparts		36
13.9	No Presumption		37

EXHIBITS
	A	Defined Terms
	B	Form of Equity Grant Agreement
	C	Form of Addendum Agreement

SCHEDULES:
	I	Holders of Series A Units
	II	Holders of Series B Units
	III	Initial Officers

III

LIMITED LIABILITY COMPANY AGREEMENT
OF
ANTERO IDR HOLDINGS LLC
a Delaware limited liability company

This LIMITED LIABILITY COMPANY AGREEMENT of ANTERO IDR HOLDINGS LLC, a Delaware limited liability company (the “Company”), dated as of December 31, 2016 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by the Members and the Company.

WHEREAS, contemporaneously with the execution of this Agreement, ARMM will contribute all of the IDRs to the Company in exchange for the Series A Units (the “Contributed Assets”); and

WHEREAS, effective on the Effective Date, each Person whose name is set forth on Schedule I or Schedule II will be admitted to the Company as a Member, in accordance with the terms and conditions of this Agreement.

WHEREAS, the Company and the Members desire to enter into this Agreement to reflect the agreement of the Company and the Members as set forth herein; and

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1                   Definitions.  Capitalized terms used in this Agreement (including the Exhibits and Schedules hereto) but not defined in the body of this Agreement have the meanings ascribed to them in Exhibit A.  Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

1.2                   Construction.  In this Agreement, unless a clear contrary intention appears:  (a) pronouns in the masculine, feminine and neuter genders shall be construed to include each other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation”; (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached to this Agreement, and not to any particular subdivision unless expressly so limited; (e) references in any Article, Section or definition to any clause mean such clause of such Article, Section or definition; (f) references to Exhibits and Schedules are to the items attached to this Agreement as the described Exhibits or Schedules to this Agreement, each of which is incorporated herein and made a part of this Agreement for all purposes as if set forth in full herein; (g) references to dollars or money refer to the lawful currency of the United States; (h) references to “federal” or “Federal” mean U.S. federal or U.S. Federal, respectively; (i) references to the “IRS” or the “Internal Revenue Service” refer to the United States Internal Revenue Service; (j) references to “Revenue Procedures” or “Revenue Rulings” refer to Revenue Procedures or Revenue Rulings, respectively, published by the Internal Revenue Service; (k) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including by any waiver or consent) and in effect from time to time in accordance with the terms thereof; and (l) reference to any Law means such Law as amended, modified, codified, reenacted or replaced and in effect from time to time.  The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE 2
ORGANIZATION

2.1                   Formation.  The Company was organized as a Delaware limited liability company under and pursuant to the Act by the filing of the Certificate.

2.2                   Name.  The name of the Company is “Antero IDR Holdings LLC” and all Company business must be conducted in that name or such other name or names that comply with Law and as the Managing Member may select.

2.3                   Registered Office; Registered Agent; Principal Office; Other Offices.  The registered office of the Company required by the Act to be maintained in Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law.  The registered agent of the Company in Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law.  The principal office of the Company shall be at such place as the Managing Member may designate.  The Company may have such other offices as the Managing Member may designate.

2.4                   Purposes.  Subject to the terms and provisions hereof, the purposes for which the Company is organized are to receive, own, hold, sell or otherwise dispose of the Contributed Assets and to engage in or perform any and all activities that are related to or incident to the foregoing and that may be lawfully conducted by a limited liability company under applicable Law.

2.5                   Foreign Qualification.  The Company shall comply with all requirements necessary to qualify the Company to conduct business as a foreign limited liability company in foreign jurisdictions to the extent that any such jurisdiction requires qualification for the Company to conduct business therein and to maintain the limited liability of the Members.  At the request of the Managing Member, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business; provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

2.6                   Term.  The Company’s existence commenced upon the effectiveness of the Certificate, and the Company shall have a perpetual existence, until it is dissolved and terminated in accordance with Article 12.

2.7                   No State Law Partnership.  The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than U.S. federal or state Tax purposes, and this Agreement may not be construed to suggest otherwise.

2.8                   Title to Company Assets.  Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity.  Title to any or all of the Company assets shall be held in the name of the Company and no Member or Officer shall have any ownership interest in such Company assets.  All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to any such Company asset is held.  The Company may form one or more Subsidiaries, as determined by the Managing Member, to hold assets and conduct business.

ARTICLE 3
MEMBERS; UNITS

3.1                   Members.  The Persons listed on Schedule I and Schedule II are the Members of the Company as of the Effective Date.  Each such Member shall be admitted to the Company as a Member upon such Person’s execution and delivery to the Company of this Agreement.

3.2                   Units.

(a)                                 Unit Designations and Authorized Units.  The Membership Interests in the Company shall be designated as “Units” and initially divided into two classes of Units referred to as the “Series A Units” and “Series B Units.” The Company is authorized to issue 2,000,000 Units designated as Series A Units and 100,000 Units designated as Series B Units.

(b)                                 Series A Units.  On the Effective Date, each Member listed on Schedule I has contributed to the Company property with a cash value agreed to be equal to the amount set forth under column (1) opposite such Member’s name on Schedule I, and, in exchange for such contribution, the Company has issued to such Member the number of Series A Units as set forth under column (2) opposite such Member’s name on Schedule I.  As of the Effective Date, all of the authorized Series A Units will be issued and outstanding.

(c)                                  Series B Units.  On the Effective Date, the Company will issue to each Member listed on Schedule II, pursuant to the terms of the applicable Equity Grant Agreements, the number of Series B Units set forth opposite such Member’s name on Schedule II.  After the Effective Date, the Company may from time to time with the approval of the Managing Member issue Series B Units up to the amounts specified in Section 3.2(a) to service providers of the Company Group as additional Members, in each case, pursuant to the terms of the applicable Equity Grant Agreements.  All Series B Units issued to a Member hereunder shall be subject to the terms and conditions of the Equity Grant Agreement executed by such Member.  The Series B Units may be vested (the “Vested Series B Units”) or unvested (the “Unvested Series B Units”).  Unvested Series B Units shall vest or remain unvested in the manner and subject to the conditions set forth in the applicable Equity Grant Agreement under which such Series B Units are granted.  Each Series B Unit is intended to be a Profits Interest and accordingly the initial Capital Account associated with each Series B Unit shall be equal to $0.00. The Company and the holders of such Series B Units shall file all U.S. federal income Tax Returns consistent with such characterization, unless otherwise required by applicable Law.  The Series B Units shall have no voting, consent or approval rights of any nature except as provided in Section 13.4.

(d)                                 UCC Securities.  Units shall constitute “securities” governed by Article 8 of the applicable version of the Uniform Commercial Code, as amended from time to time after the Effective Date.

(e)                                  Unit Reissuance.  Units that have been forfeited to the Company may not be reissued, but instead shall be cancelled by the Company.  Series B Units that are redeemed in connection with an Exchange may be reissued to ARMM in accordance with this Agreement.

3.3                   No Other Persons Deemed Members.  Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to Membership Interests or a transferee of Membership Interests, whether voluntary, by operation of Law or otherwise) shall be, or shall be considered, a Member.  The Company may elect to deal only with Persons admitted to the Company as Members as provided in this Agreement (including their duly authorized representatives).  Any distribution by the Company to a Person shown on the Company’s records as a Member or to its legal representatives shall relieve the Company of all liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Member or for any other reason.

3.4                   No Withdrawal or Expulsion.  A Member may not take any action to withdraw as a Member voluntarily, and a Member may not be expelled or otherwise removed involuntarily as a Member, prior to the dissolution and winding up of the Company, other than (a) as a result of a permitted Transfer of all of such Member’s Membership Interests in accordance with Article 7 and each of the transferees of such Membership Interests being admitted as an Additional Member or (b) as otherwise provided in this Agreement.  A Member will cease to be a Member only in the manner described in Section 3.6 or Article 12.

3.5                   Members’ Schedules.  The Company shall maintain one or more schedules of all of the Members from time to time, their mailing addresses and the Membership Interests held by them (such schedules, as the same may be amended, modified or supplemented from time to time, collectively, the “Members’ Schedules”).  A copy of the Members’ Schedule with respect to the Members holding Series A Units as of the Effective Date is attached hereto as Schedule I, and a copy of the Members’ Schedule with respect to the Members holding Series B Units as of the Effective Date is attached hereto as Schedule II.

3.6                   Admission of Additional Members and Creation of Additional Units.

(a)                                 Authority.  Subject to the limitations set forth in this Article 3 and in Article 7, and subject to Section 13.4, the Company, with the approval of the Managing Member, may admit Additional Members to the Company, provided, however, that the Company may not:  (i) issue additional Series A Units or Series B Units (except for (A) the 20,000 Series B Units authorized but not yet issued as of the Effective Date and (B) any Series B Units issued to ARMM in connection with an Exchange); or (ii) create and issue any Additional Interests.

(b)                                 Conditions.  An Additional Member shall only be admitted to the Company with all the rights and obligations of a Member if:  (i) all applicable conditions of Article 7 are satisfied; and (ii) such Additional Member, if not already a party to this Agreement, shall have executed and delivered to the Company (A) an Addendum Agreement in the form attached hereto as Exhibit C, or such other form as is approved by the Managing Member (an “Addendum Agreement”) and (B) such other documents or instruments as may be required by the Managing Member to effect the admission.  No Transfer of Membership Interests otherwise permitted or required by this Agreement shall be effective, and no Member shall have the right to substitute a transferee as a Member in its place with respect to any Membership Interests acquired by such transferee in any Transfer, if the foregoing conditions are not satisfied.

(c)                                  Rights and Obligations of Additional Members.  A transferee of Membership Interests who has been admitted as an Additional Member in accordance with this Agreement shall, from and after the date of the relevant Transfer, have all the rights and powers and be subject to all the restrictions and liabilities under this Agreement relating to a Member holding Membership Interests.

(d)                                 Date of Admission as Additional Member.  Admission of an Additional Member shall become effective on the date the applicable conditions set forth in Section 3.6(b) are satisfied.  Upon the admission of an Additional Member:  (i) the Company shall, without requiring the consent of any other Person, revise the Members’ Schedules to reflect the name and address of, and number and class of Membership Interests held by, such Additional Member and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Additional Member; and (ii) in the event of a Transfer to such an Additional Member, the Transferring Member shall be relieved of its obligations under this Agreement with respect to such Transferred

Membership Interests, except as set forth in the proviso to the following sentence.  Any Member who Transferred all of such Member’s Membership Interests in one or more Transfers permitted pursuant to this Section 3.6 and Article 7 (where each transferee was admitted as an Additional Member) shall cease to be a Member as of the last date on which all transferees are admitted as Additional Members; provided that, notwithstanding anything to the contrary in this Agreement, such Member shall not be relieved of any liabilities (including obligations that survive Transfers under Section 6.1(e)) incurred by such Member pursuant to the terms and conditions of this Agreement prior to the time such Member Transfers any Membership Interests or ceases to be a Member hereunder.

3.7                   Limited Liability; No Liability of Members.  Except as otherwise provided under the non-waivable provisions of the Act, the debts, liabilities, contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Company, and no Member in its capacity as such shall be liable personally for any debts, liabilities, contracts or other obligations of:  (a) the Company, except to the extent set forth in any non-waivable provision of the Act or in any separate written instrument signed by the applicable Member; or (b) any other Member.  No Member shall have any responsibility or obligation to restore any deficit balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided in this Agreement or required by any non-waivable provision of the Act.  The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Act.  However, if any court of competent jurisdiction orders, holds or determines that, notwithstanding this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1                   Representations and Warranties of Members.  Each Member severally, but not jointly, represents and warrants as of the Effective Date (or, in the case of an Additional Member, on the date it is admitted pursuant to Section 3.6(d)) to the Company and each other Member that:

(a)                                 Authority.  Such Member has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or will be, a party and to perform its obligations hereunder and thereunder, and the execution, delivery and performance by such Member of this Agreement and the other Transaction Documents to which it is, or will be, a party have been, or will be, duly authorized by all necessary action.

(b)                                 Binding Obligations.  This Agreement and each other Transaction Document to which such Member is, or will be, a party has been, or will be, duly and validly executed and delivered by such Member and constitutes, or shall constitute when so executed and delivered, the binding obligation of such Member enforceable against such Member in accordance with its terms, subject to Creditors’ Rights.

(c)                                  No Conflict.  The execution, delivery and performance by such Member of this Agreement and the other Transaction Documents to which it is, or will be, a party will not, with or without the giving of notice or the passage of time, or both:  (i) violate any Law to which such Member is subject; (ii) violate any order, judgment or decree applicable to such Member; or (iii) conflict with, or result in a breach or default under, (A) any term or condition of such Member’s organizational documents, if applicable, or (B) any other instrument to which such Member is a party or by which any property of such Member is otherwise bound or subject, except, in the case of this clause (B), where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Member is, or will be, a party or to materially impair such Member’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

(d)                                 Unregistered Securities.  Such Member understands that the Membership Interests, at the time of issuance or acquisition, will not be registered under the Securities Act or other applicable federal or state securities Laws.  Such Member also understands that such Membership Interests are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Member’s representations contained in this Agreement.

(e)                                  Restricted Securities.  Such Member understands that the Membership Interests to be acquired by such Member may not be sold, Transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering such Membership Interests or an available exemption from registration under the Securities Act, the Membership Interests must be held indefinitely.  Such Member understands that the Company has no present intention of registering the Membership Interests to be acquired by such Member.  Such Member also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Member to Transfer all or any portion of the Membership Interests to be acquired by it under the circumstances, in the amounts or at the times such Member might propose.  In particular, such Member is aware that the Membership Interests may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are met.  Among the conditions for use of Rule 144 may be availability of current information to the public about the Company.  Such information is not now available and the Company has no plans to make such information available.

(f)                                   Accredited Investor or Employee.  Such Member is:  (i) an Accredited Investor or (ii) a natural person and an employee of a member of the Company Group (or an entity 100% beneficially owned by such a natural person).

(g)                                  Taxes. Such Member has reviewed with its own Tax advisors the U.S. federal, state and local and non-U.S. Tax consequences of an investment in Units and the transactions contemplated by the Transaction Documents to which such Member is, or will be, a party. Such Member acknowledges and agrees that the Company is making no representation or warranty as to the U.S. federal, state or local or non-U.S. Tax consequences to such Member as a result of such Member’s acquisition of Units or the transactions contemplated by the Transaction Documents to which such Member is, or will be, a party. Such Member understands that it shall be responsible for its own Tax liability that may arise as a result of such Member’s acquisition and ownership of Units and, if applicable, acquisition and ownership of ARMM Common Units.

ARTICLE 5
CAPITAL CONTRIBUTIONS

5.1                   Initial Capital Contributions.  On or prior to the Effective Date, each Member listed on Schedule I has made one or more Capital Contributions in the aggregate amount set forth under column (1) opposite such Member’s name on Schedule I.

5.2                   Return of Contributions.  Except as provided in Section 12.2(c), a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions.  An unreturned Capital Contribution is not a liability of the Company or of any Member.  No Member is required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.  For the avoidance of doubt, this Section 5.2 shall not limit the Company’s rights and obligations to make distributions in accordance with Section 6.1.

5.3                   Capital Account.

(a)                                 A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv).  Each Member’s Capital Account:  (i) shall be increased by: (A) the amount of money contributed by such Member to the Company; (B) the initial Book Value of property contributed by such Member to the Company (net of liabilities that the Company is considered to assume or take the contributed property subject to under Code Section 752); (C) allocations to such Member of Profits pursuant to Section 6.2 and any other items of income or gain allocated to such Member pursuant to Section 6.3; (D) in the case of a Member receiving a Compensatory Membership Interest, the amount included in such Member’s compensation income under Code Sections 83(a), 83(b) or 83(d)(2); and (E) any other increases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv); and (ii) shall be decreased by: (A) the amount of money distributed to such Member by the Company; (B) the Book Value of property distributed to such Member by the Company (net of liabilities that such Member is considered to assume or take the distributed property subject to under Code Section 752); (C) allocations to such Member of Losses pursuant to Section 6.2 and any other items of loss or deduction allocated to such Member pursuant to Section 6.3; and (D) any other decreases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv).  A Member that has more than one class or series of Membership Interests shall have a single Capital Account that reflects all such Units; provided, however, that the Capital Accounts shall be maintained in such manner as will facilitate a determination of the portion of each Capital Account attributable to each class or series of Membership Interests.

(b)                                 On the Transfer of all or part of a Member’s Membership Interests, the Capital Account of the transferor that is attributable to the Transferred Membership Interests shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

(c)                                  Except as otherwise required by the Act, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

5.4                   Advances by Members.  If the Company does not have sufficient cash to pay its obligations, then the Managing Member may permit any or all of the Members holding Series A Units to (but shall not impose upon the Members an obligation to) advance all or part of the needed funds to or on behalf of the Company, which advances will constitute a loan from such Member or Members to the Company, will bear interest and be subject to such other terms and conditions as agreed between such Member or Members and the Company with the approval of the Managing Member, and will not be deemed to be a Capital Contribution.

5.5                   No Commitment for Additional Financing.  The Company and each Member acknowledge and agree that no Member has made any representation, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance.  In addition, the Company and each Member acknowledge and agree that:  (a) no statements made by any Member or its representatives before, on or after the Effective Date shall create an obligation to provide or assist the Company in obtaining any financing or investment; (b) no Member shall rely on any such statement by any other Member or its representatives; and (c) an obligation to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by a Member and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties thereto intend for such writing to be a binding obligation or agreement.  Each Member shall have the right, in its sole discretion, to refuse or decline to participate in any such other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

ARTICLE 6
DISTRIBUTIONS AND ALLOCATIONS

6.1                   Distributions.

(a)                                 Each distribution made by the Company, regardless of the source or character of the assets to be distributed, shall be made in accordance with this Article 6 and applicable Law.

(b)                                 Each fiscal quarter, following the declaration of a distribution by Antero Midstream, within 30 days of receipt by the Company of such distribution from Antero Midstream in respect of the Contributed Assets (the amount of such distribution, the “Antero Midstream Distribution Amount”), the Managing Member shall cause the Company to make a distribution to the Members in the following order of priority, subject to Section 6.1(c), Section 6.1(d), and Section 6.1(e):

(i)                                     first, 100% of Available Cash to the holders of the outstanding Series A Units in proportion to the respective number of Series A Units held by each such holder until the holders of Series A Units have received an aggregate distribution with respect to such fiscal quarter equal to $7,500,000.00 (for the avoidance of doubt $7,500,000.00 shall be distributable pursuant to this clause (i) with respect to each fiscal quarter, but no arrearages shall accrue in any subsequent fiscal quarter if less than $7,500,000.00 is so distributed in respect of any prior fiscal quarter);

(ii)                                  second, an amount of Available Cash equal to the Series B Percentage of the amount of the Antero Midstream Distribution Amount in excess of $7,500,000.00 to the holders of the outstanding Series B Units, in proportion to their respective Series B Sharing Ratios; and

(iii)                               thereafter, all remaining Available Cash to the holders of the outstanding Series A Units in proportion to the respective number of Series A Units held by each such holder.

(c)                                  Notwithstanding the foregoing provisions of this Section 6.1 (but subject to Section 6.1(f)), with respect to each Series B Unit, to the extent any amount (other than a Tax Distribution) would be distributed to an Unvested Series B Unit pursuant to Section 6.1(b)(ii) (such amount, an “Unvested Reallocated Distribution Amount”), such Unvested Reallocated Distribution Amount shall instead be distributed to the holders of Series A Units (in proportion to the respective number of Series A Units held by each such holder) rather than the holder of such Unvested Series B Unit; provided, however, that in connection with any subsequent distribution following the date on which such Unvested Series B Unit becomes a Vested Series B Unit, the holder of such Vested Series B Unit shall be entitled to receive an additional distribution equal to the aggregate Unvested Reallocated Distribution Amount associated with such newly-Vested Series B Unit, and the amount of such additional distribution (equal to the aggregate Unvested Reallocated Distribution Amount associated with such newly Vested Series B Unit) shall be deducted from the amount otherwise distributable to the holders of Series A Units (in proportion to the respective number of Series A Units held by each such holder). For the avoidance of doubt, to the extent any Unvested Series B Unit is forfeited to the Company, no further Unvested Reallocated Distribution Amounts associated with such forfeited Unvested Series B Unit shall be distributable (but the Series B Percentage shall be adjusted in accordance with the definition of such term).

(d)                                 All distributions made under this Section 6.1 shall be made to the holders of record of the applicable Membership Interests on the date on which the Company receives the relevant Antero Midstream Distribution Amount.

(e)                                  The Company is authorized to deduct or withhold from distributions, or with respect to allocations, to the holders of Membership Interests and to pay over to any U.S. federal, state, local or non-U.S. taxing authority any amounts required to be so deducted or withheld pursuant to the Code or any provisions of applicable Law.  For all purposes under this Agreement, any amount so deducted or withheld shall be treated as actually distributed to the holder of Membership Interests with respect to which such amount was deducted or withheld, and shall be credited against and reduce any further distributions to which such holder otherwise would have been entitled to receive under this Agreement.  To the extent (i) any amount directly or indirectly payable to the Company has been reduced by any deduction or withholding for or on account of any Tax or (ii) the Company or any other Person in which the Company holds an interest is obligated to pay any Tax (including any Taxes arising under the Partnership Tax Audit Rules), and the amount of such Tax has been determined based on the ownership of specific Membership Interests by (or is otherwise specifically attributable to) any Member, then, at the option of the Managing Member (but without duplication), (A) the amount otherwise distributable to such Member with respect to such Membership Interests shall be reduced to reflect such deduction, withholding, or payment or (B) promptly upon notification of an obligation to reimburse the Company, such Member shall make a cash payment to the Company equal to the full amount of such deduction, withholding, or payment (and the amount paid shall be added to such Member’s Capital Account but shall not be deemed to be a Capital Contribution hereunder).  Upon the Company’s request, each Member shall promptly provide to the Company a duly completed and executed IRS Form W-9 or the appropriate IRS Form W-8 and such other information as may be reasonably requested by the Company in order for it to accurately determine its withholding or payment obligation, if any.  Each Member hereby agrees to indemnify and hold harmless the Company, the other Members and the Managing Member from and against any liability (including any liability for Taxes) with respect to income attributable to or distributions or other payments to such Member. Notwithstanding any other provision of this Agreement, (i) any Person who ceases to be a Member shall continue to be treated as a Member for purposes of this Section 6.1(e) and, (ii) after giving effect to the preceding clause (i), the obligations of a Member pursuant to this Section 6.1(e) shall survive indefinitely with respect to any Taxes withheld or paid by the Company that relate to the period during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld or otherwise paid during such period.

(f)                                   Notwithstanding the foregoing provisions of this Section 6.1, no later than the tenth day following each fiscal quarter, the Company shall, subject to the availability of funds (which shall be reasonably determined by the Managing Member) distribute to each Member in cash (each, a “Tax Distribution”) an amount equal to the excess of (a) the product of (i) the U.S. federal taxable income allocated by the Company to such Member in such fiscal quarter and all prior fiscal quarters, less the U.S. federal taxable loss allocated by the Company to such Member in such fiscal quarter and all prior fiscal quarters (in each case based upon the tax returns filed by the Company, as amended or adjusted to date, and estimated amounts, in the case of periods for which the Company has not yet filed tax returns), multiplied by (ii) the highest applicable U.S. federal, state and local income tax rate applicable to an individual resident in the State of Colorado (including any tax rate imposed on “net investment income” by Section 1411 of the Code) with respect to the character of U.S. federal taxable income or loss allocated by the Company to such Member (e.g., capital gains or losses, dividends, ordinary income, etc.) during each applicable fiscal quarter, over (b) all previous distributions made to such Member pursuant to this Section 6.1. Distributions pursuant to this Section 6.1(f) shall be treated as an advance of distributions under Section 6.1(b) or Section 12.2(c)(iii) (as applicable), and shall offset such future distributions that each Member would otherwise be entitled to receive pursuant to such respective clause of Section 6.1(b) or Section 12.2(c)(iii).  If there is a Tax Distribution outstanding with respect to a Member who elects to participate in an Exchange pursuant to Section 7.4 or who is subject to the mandatory exchange provisions of Section 7.5, the number of ARMM Common Units to which such Member would otherwise be entitled to receive pursuant to Section 7.4(a) shall be reduced by a number of ARMM Common Units with a value (calculated using the ARMM VWAP Price) equal to the amount of such Tax Distribution unless such Member pays to the Company prior to the Exchange Date an amount of cash equal to the amount of such Tax Distribution.  For the avoidance of doubt, any repayment of a Tax Distribution pursuant to the previous sentence shall not be treated as a Capital Contribution.

6.2                   Allocations of Profits and Losses.  After giving effect to the allocations under Section 6.3, Profits and Losses (and to the extent determined necessary and appropriate by the Managing Member to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Profits and Losses) for each Allocation Period shall be allocated among the Members during such Allocation Period, in such a manner as shall cause the Capital Accounts of the Members (as adjusted to reflect all allocations under Section 6.3 and all distributions through the end of such Allocation Period) to equal, as nearly as possible, (a) the amount such Members would receive if all assets of the Company on hand at the end of such Allocation Period were sold for cash equal to their Book Values taking into account any adjustments thereto for such Allocation Period, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities) and all remaining or resulting cash (including any Unvested Reallocated Distribution Amount) were distributed to the Members under Section 12.2(c)(iii) minus (b) such Member’s share of

Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

6.3                   Special Allocations.  The following allocations shall be made in the following order:

(a)                                 Nonrecourse Deductions shall be allocated to the Members as determined by the Managing Member, to the extent permitted by the Treasury Regulations.

(b)                                 Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4).  If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss.  This Section 6.3(b) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)                                  Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Minimum Gain for an Allocation Period (or if there was a net decrease in Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 6.3(c)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)).  This Section 6.3(c) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)                                 Notwithstanding any provision of this Agreement to the contrary except Section 6.3(c) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an Allocation Period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 6.3(d)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)).  This Section 6.3(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)                                  Notwithstanding any provision of this Agreement to the contrary except Section 6.3(a) and Section 6.3(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Allocation Period.  All Losses and other items of loss and expense in excess of the limitation set forth in this Section 6.3(e) shall be allocated to the Members who do not have a deficit balance in their Adjusted Capital Accounts in accordance with the provisions of Section 6.2 and the other provisions of this Section 6.3 but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have a deficit in its Adjusted Capital Account.

(f)                                   Notwithstanding any provision hereof to the contrary except Section 6.3(c) and Section 6.3(d), a Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Allocation Period) in an amount and manner sufficient to eliminate any deficit balance in such Member’s Adjusted Capital Account as quickly as possible; provided that an allocation pursuant to this Section 6.3(f) shall be made only if and to the extent that such Member would have deficit Adjusted Capital Account balance after all other allocations provided for in this Article 6 have been tentatively made as if this Section 6.3(f) were not in this Agreement.  This Section 6.3(f) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g)                                  In the event that any Member has a deficit balance in its Adjusted Capital Account at the end of any Allocation Period, such Member shall be allocated items of Company gross income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 6.3(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account after all other allocations provided for in this Article 6 have been tentatively made as if Section 6.3(f) and this Section 6.3(g) were not in this Agreement.

(h)                                 To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Code Section 734(b) (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Membership Interests, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Treasury Regulation Section applies, or to the Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)                                     If any holder forfeits (or has repurchased at less than Fair Market Value) all or a portion of such holder’s Membership Interests, the Company shall make forfeiture allocations to such holder in the manner and to the extent required by proposed Treasury Regulation Section 1.704-1(b)(4)(xii) (as such proposed Treasury Regulation may be amended or modified, including upon the issuance of temporary or final Treasury Regulations).

(j)                                    Notwithstanding any provision hereof to the contrary, for each Allocation Period, gross income shall be allocated to each holder of Series B Units in an amount equal to the distributions made to such holder pursuant to Section 6.1 during such Allocation Period.

6.4                   Income Tax Allocations.

(a)                                 All items of income, gain, loss and deduction for U.S. federal income tax purposes shall be allocated in the same manner as the corresponding item is allocated pursuant to Section 6.2 or Section 6.3, except as otherwise provided in this Section 6.4.

(b)                                 In accordance with the principles of Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Book Values), income, gain, deduction and loss with respect to any Company property having a Book Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members in order to account for any such difference using such method or methods as determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations.

(c)                                  Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations); and (ii) recapture of grants credits shall be allocated to the Members in accordance with applicable Law.

(d)                                 If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

(e)                                  Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(f)                                   Allocations pursuant to this Section 6.4 are solely for purposes of U.S. federal, state, and local Taxes and, except as otherwise specifically provided, shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

6.5                   Other Allocation Rules.

(a)                                 All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the transferor and the transferee based on the portion of the Fiscal Year during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the transferor or the transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.

(b)                                 The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Managing Member and permissible under the Treasury Regulations.

(c)                                  The definition of Capital Account set forth in Section 5.3(a) and the allocations set forth in Section 6.3, Section 6.4 and the preceding provisions of this Section 6.5 are intended to comply with the Treasury Regulations.  If the Managing Member determines that the determination of a Member’s Capital Account or the allocations to a Member are not in compliance with the Treasury Regulations, the Managing Member is authorized to make any appropriate adjustments.

(d)                                 Notwithstanding anything in this Article 6 to the contrary, all Compensatory Membership Interests (excluding, in accordance with Section 11.5, any Series B Units that are intended to constitute Profits Interests) that are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code when granted and for which no Code Section 83(b) election was made shall not be treated as outstanding Series B Units for purposes of Section 5.6(a), Section 6.2, Section 6.3, Section 6.4, and the preceding provisions of this Section 6.5, and such Series B Units shall not have a corresponding Capital Account balance until such time as such Series B Units are not subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

ARTICLE 7
TRANSFER OF MEMBERSHIP INTERESTS
EXCHANGE

7.1                   General Restrictions on Transfers of Membership Interests.

(a)                                 Transfers of Membership Interests otherwise permitted or required by this Agreement may only be made in compliance with applicable foreign, U.S. federal and state securities Laws, including the Securities Act.

(b)                                 Transfers of Membership Interests may only be made in strict compliance with all applicable terms of this Agreement, and any purported Transfer of Membership Interests that does not so comply with all applicable provisions of this Agreement shall be null and void and of no force or effect, and the Company shall not recognize or be bound by any such purported Transfer and shall not effect any such purported Transfer on the transfer books of the Company or Capital Accounts of the Members.  The Members agree that the restrictions contained in this Article 7 are fair and reasonable and in the best interests of the Company and the Members.

(c)                                  Each Member that is an entity that was formed for the sole or principal purpose of directly or indirectly acquiring Membership Interests or an entity whose principal asset is its Membership Interests, or direct or indirect interests in Membership Interests, agrees that it will not permit Transfers of Equity Interests in such Member (other than to Permitted Transferees) in a single transaction or series of related transactions if such Transfers collectively would result in Equity Interests in such Member being owned or Controlled by a Person or Persons that such Member could not directly Transfer its Membership Interests to under Section 7.2(a) or Section 7.2(b).

(d)                                 No Transfer of a Membership Interest shall be permitted if such Transfer would cause the Company to be treated as a “publicly traded partnership” (within the meaning of Section 7704(b) of the Code) that is treated as a corporation pursuant to Section 7704(a) of the Code.

7.2                   Restrictions on Transfers of Membership Interests.

(a)                                 Transfers of Series A Units.  A Transfer of Series A Units may only be made if such Transfer (x) complies with the provisions of Section 7.1 and (y) is a Transfer made in connection with a Change of Control Transaction in accordance with Section 7.4.

(b)                                 Transfers of Series B Units.  A Transfer of Series B Units may only be made if such Transfer (x) complies with the provisions of Section 7.1 and (y) is:

(i)                                     to a Permitted Transferee of the holder of such Membership Interests in accordance with Section 7.3(b);

(ii)                                  made to the Company or its assigns in accordance with the forfeiture or repurchase provisions of this Agreement and any applicable Equity Grant Agreement;

(iii)                               effected pursuant to the provisions of Section 7.4 or Section 7.5; or

(iv)                              made with the consent of the Managing Member, which consent (1) may be withheld or given in the sole discretion of the Managing Member and

(2) may also be conditioned on such matters as the Managing Member determines in its sole discretion.

7.3                   Transfers to Permitted Transferees.

(a)                                 Any holder of Series B Units may Transfer all or a portion of such Series B Units to a Permitted Transferee of such holder without the approval of any other Member, subject only to the provisions of Section 7.1; provided, however, that (i) such Permitted Transferee shall not be entitled to make any further Transfers in reliance upon this Section 7.3(a), except for a Transfer of such acquired Membership Interests back to such original holder or to another Permitted Transferee of such original holder, and (ii) such Permitted Transferee must agree that all of the terms and conditions of any applicable Equity Grant Agreement, including the provisions thereof relating to vesting, forfeiture and repurchase of such Membership Interests, shall continue to be applicable to such Membership Interests after such Transfer (with any applicable conditions being determined based on the employment or other relevant status of the relevant transferor).

(b)                                 Notwithstanding anything to the contrary in this Section 7.3, a Member may not make a Transfer of Membership Interests to a Permitted Transferee of such holder if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this Section 7.3(b) is to prohibit the Transfer of Membership Interests to a Permitted Transferee followed by a change in the relationship between the transferor and the Permitted Transferee (or a change of Control of such transferor or Permitted Transferee) after the Transfer with the result and effect that the transferor has indirectly made a Transfer of Membership Interests by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 7.3 had such change in such relationship occurred prior to such Transfer).

7.4                   Optional Exchange of Series B Units.

(a)                                 At any time following an ARMM IPO and upon the terms and subject to the conditions set forth in this Section 7.4, each holder of Vested Series B Units other than ARMM shall be entitled to cause the Company to redeem, at any time and from time to time, all or any portion of such holder’s Vested Series B Units for a number of ARMM Common Units (an “Exchange”) calculated as the quotient determined by dividing (i) the product of (A) the Per Vested B Unit Entitlement and (B) the number of Vested Series B Units being exchanged by (ii) the ARMM VWAP Price. Notwithstanding the foregoing, in no event shall the aggregate number of ARMM Common Units issued pursuant to all Exchanges exceed 6% of the number of issued and outstanding ARMM Common Units.

(b)                                 In order to exercise the redemption right under Section 7.4(a), the Member holding the Vested Series B Units who desires to cause the Company to redeem such Vested Series B Units (the “Exchanging Member”) shall provide written notice (the “Exchange Notice”) to the Company, with a copy to ARMM (the date of delivery of such Exchange Notice, the “Exchange Notice Date”), stating (i) the number of Vested Series B Units the Exchanging Member elects to have the Company redeem for ARMM Common Units (ii) if ARMM Common Units to be received are to be issued other than in the name of the Exchanging Member, the name(s) of the Person(s) in whose name or on whose order the ARMM Common Units are to be issued, and (iii) if the Exchanging Member requires the Exchange to take place on a specific date or conditioned upon the occurrence of a specific event, such date or event, provided that, any such specified date shall not be earlier than the date that would otherwise apply pursuant to clause (i) of the definition of Exchange Date.

(c)                                  The Exchange shall be completed on the Exchange Date; provided that the Company, ARMM and the Exchanging Member may change the number of Vested Series B Units specified in the Exchange Notice to be redeemed and/or the Exchange Date to another number and/or date by unanimous agreement signed in writing by each of them; provided further that an Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the occurrence of any event specified in the Exchange Notice.  The Exchanging Member may retract its Exchange Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to ARMM) at any time prior to the Exchange Date.  The timely delivery of a Retraction Notice shall terminate all of the Exchanging Member’s, the Company’s and ARMM’s rights and obligations arising from the retracted Exchange Notice other than the right of the Exchanging Member to continue to hold the Vested Series B Units that were the subject of the Exchange Notice.

(d)                                 Unless the Exchanging Member has timely delivered a Retraction Notice as provided in Section 7.4(c), or ARMM has elected its Call Right pursuant to Section 7.4(i), on the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date) (A) the Exchanging Member shall transfer and surrender the Vested Series B Units to be redeemed to the Company, free and clear of all liens and encumbrances, (B) ARMM shall contribute to the Company that number of ARMM Common Units the Exchanging Member (or its designee) is entitled to receive pursuant to Section 7.4(a), (C) the Company shall (x) cancel the redeemed Vested Series B Units and (y) transfer to the Exchanging Member (or, on the Exchanging Member’s written order, its designee) that number of ARMM Common Units the Exchanging Member (or its designee) is entitled to receive pursuant to Section 7.4(a), and (D) the Company shall issue to ARMM a number of Vested Series B Units equal to the number of Vested Series B Units surrendered by the Exchanging Member.

(e)                                  If there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the ARMM Common Units are converted or changed into another security, securities or other property, then upon any subsequent Exchange, in addition to the ARMM Common Units (if applicable), each holder of Vested Series B Units shall be entitled to receive the amount of such security, securities or other property that such holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the ARMM Common Units are converted or changed into another security, securities or other property, this Section 7.4 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(f)                                   ARMM shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued ARMM Common Units or other Equity Interests, such number of ARMM Common Units as shall be issuable upon the Exchange of all outstanding Series B Units held by Members other than ARMM; provided, that nothing contained herein shall be construed to preclude ARMM from satisfying its obligations with respect to an Exchange by delivery of ARMM Common Units or other Equity Interests that are held in the treasury of ARMM.  ARMM covenants that all units of ARMM Common Units and other Equity Interests that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-303, 18-607 and 18-804 of the Act). In addition, for so long as the ARMM Common Units or other Equity Interests are listed on a National Securities Exchange, ARMM shall use its reasonable best efforts to cause all ARMM Common Units and such other Equity Interests issued upon an Exchange to be listed on such National Securities Exchange at the time of such issuance.

(g)                                  The issuance of ARMM Common Units or other Equity Interests upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar Tax in respect of such issuance; provided, however, that if any such ARMM Common Units or other Equity Interests are to be issued in a name other than that of the Exchanging Member, then the Person or Persons in whose name such Equity Interests are to be issued shall pay to ARMM the amount of any Tax that may be payable in respect of any Transfer involved in such issuance or shall establish to the satisfaction of ARMM that such Tax has been paid or is not payable.

(h)                                 The delivery of an Exchange Notice shall not impair the right of an Exchanging Member to receive any distributions declared on the Vested Series B Units subject to such Exchange in respect of a record date that occurs prior to the Exchange Date. For the avoidance of doubt, no Exchanging Member, or a Person designated by an Exchanging Member to receive ARMM Common Units upon the relevant Exchange, shall be entitled to receive, with respect to such record date, distributions or dividends with respect to both the Vested Series B Units subject to such Exchange and the ARMM Common Units to be issued to such Exchanging Member, or other Person so designated, if applicable, in connection with such Exchange.

(i)                                     Notwithstanding anything to the contrary in this Section 7.4, an Exchanging Member shall be deemed to have offered to sell its Vested Series B Units as described in the Exchange Notice to ARMM, and ARMM may, in its sole discretion, by means of delivery of Call Election Notice in accordance with, and subject to the terms of, this Section 7.4(i), elect to purchase directly and acquire such Vested Series B Units on the Exchange Date by paying to the Exchanging Member (or, on the Exchanging Member’s written order, its designee) that number of ARMM Common Units the Exchanging Member (or its designee) would otherwise receive pursuant to Section 7.4(a) (the “Call Right”), whereupon ARMM shall acquire the Vested Series B Units deemed to be offered for sale by the Exchanging Member and shall be treated for all purposes of this Agreement as the owner of such Vested Series B Units.  ARMM may, at any time prior to the Exchange Date, in its sole discretion, deliver written notice (a “Call Election Notice”) to the Company and the Exchanging Member setting forth its election to exercise its Call Right.  A Call Election Notice may be revoked by ARMM at any time; provided that any such revocation does not prejudice the ability of the parties to consummate an Exchange on the Exchange Date.  Except as otherwise provided by this Section 7.4(i), an exercise of the Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if ARMM had not delivered a Call Election Notice.

(j)                                    Unless otherwise required by applicable Law, each of the Exchanging Member, the Company and ARMM agrees to treat for U.S. federal (and applicable state and local) income tax purposes each Exchange and, in the event ARMM exercises its Call Right, each transaction between the Exchanging Member and ARMM, as a sale of the Exchanging Member’s Series B Units to ARMM in exchange for ARMM Common Units.

7.5                   Mandatory Exchange of Series B Units.  Notwithstanding anything contained herein to the contrary, upon the earliest to occur of (a) the later of (i) the occurrence of the ARMM IPO or (ii) the tenth anniversary of the Effective Date, (b) a Change of Control Transaction or (c) a Liquidation Event, ARMM shall have the right to cause each Series B Unit (other than those held by ARMM) to be exchanged for ARMM Common Units in accordance with Section 7.4 above (for this purpose, each Member (other than ARMM) shall be deemed to have elected to effect an Exchange of all of its Series B Units and ARMM shall be deemed to have elected to exercise its Call Right with respect to such Exchange), provided that that with respect to any Change of Control Transaction that involves the sale by the Company of a material portion of the assets of the Company but not all or substantially all of the assets of the Company, ARMM shall cause each Series B Unit (other than those held by ARMM) to be exchanged for ARMM Common Units in accordance with Section 7.4 above prior to such sale (for this purpose, each Member (other than ARMM) shall be deemed to have elected to effect an Exchange of all of its Series B Units and ARMM shall be deemed to have elected to exercise its Call Right with respect to such Exchange), and provided further that with respect to any Change of Control Transaction that involves the sale by the Company of all or substantially all of the assets of the Company, the provisions of this Section 7.5 shall not apply and instead following such sale the Company shall be liquidated and the proceeds from such sale distributed in accordance with Section 12.2.  In connection with any mandatory exchange pursuant to this Section 7.5, ARMM shall deliver a written notice to each holder of Series B Units prior to such mandatory exchange stating the date of such mandatory exchange (which mandatory exchange or date thereof may be conditioned upon and related to the consummation of any other event or transaction that constitutes a Change of Control Transaction or Liquidation Event) and ARMM’s estimated good faith calculation of the number of ARMM Common Units issuable in exchange for the Series B Units held by such Member in connection with such mandatory exchange (which calculation may be subject to certain assumptions in the event the value of the consideration issuable in connection with such Change of Control Transaction or Liquidation Event is variable).

7.6                   Registration Rights.  At or prior to the consummation of any ARMM IPO, the holders of Series B Units and ARMM shall negotiate in good faith and shall enter into a registration rights agreement in customary form providing for customary registration rights for the holders of Series B Units with respect to the ARMM Common Units for which such Series B Units may be exchanged in accordance with Section 7.4 or Section 7.5, unless the resale of  such ARMM Common Units is then otherwise registered pursuant to the filing by ARMM of a registration statement on Form S-8.

7.7                   Specific Performance.  Each Member agrees that it shall be inadequate or impossible, or both, to measure in money the damage to the Company or the Members, if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article 7, that every such restriction and obligation is material, and that in the event of any such failure, the Company or the Members shall not have an adequate remedy at Law or in damages.  Therefore, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party, without the posting of any bond or other security, to compel specific performance of all of the terms of this Article 7 and to prevent any Transfer of Membership Interests in contravention of any terms of this Article 7, and waives any defenses thereto, including the defenses of:  (a) failure of consideration; (b) breach of any other provision of this Agreement; and (c) availability of relief in damages.

ARTICLE 8
MANAGEMENT

8.1                   Management Under Direction of the Managing Member.  Subject to the rights of the Members to consent to or approve certain matters that are expressly provided in this Agreement, the business and affairs of the Company shall be conducted, directed, managed, and Controlled by the Managing Member, and the Managing Member shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth in Section 2.4, in each case in accordance with this Article 8.  ARMM shall be the managing member (the “Managing Member”).

8.2                   Officers.

(a)                                 Generally; Initial Officers.  The Company may have such officers (the “Officers”) as the Managing Member in its discretion may appoint.  The Officers as of the Effective Date are set forth on Schedule III, and each such Person shall serve in such capacity until his or her successor is duly qualified and appointed, or until his or her earlier death, resignation or removal.  Any Officer may, subject to the general direction of the Managing Member, have responsibility for the management of the normal and customary day-to-day operations of the Company, and act as “agents” of the Company in carrying out such activities.

(b)                                 General Authority of Officers.  Except as expressly provided in this Agreement or as may be determined by the Managing Member, (x) the appointment of an Officer shall constitute the delegation to such Officer of the authority and duties that are commonly and customarily associated with that office in a corporation formed under the Delaware General Corporation Law and (y) the Officers shall have delegated authority from the Managing Member for conducting the day-to-day business of the Company.

(c)                                  Resignation and Removal of Officers.  Any Officer may resign at any time.  Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Managing Member.  The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation. Any Officer may be removed by the Managing Member, in its sole discretion.  In the event that an Officer is removed from his or her position in accordance with this Section 8.3(c) or dies, becomes disabled or resigns, a replacement for such Officer may only be appointed by the Managing Member.

8.3                   Members.  Except for the right to consent to or approve certain matters as expressly provided in this Agreement, including the authority of the Managing Member pursuant to Section 8.1, the Members in their capacity as Members shall not have any other power or authority to manage or control the business or affairs of the Company or to bind the Company or enter into agreements on behalf of the Company.  Except as otherwise expressly provided in this Agreement, Members shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company.  Any matter requiring the consent or approval of any of the Members pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by the holders of not less than the number of outstanding Membership Interests necessary to consent to or approve such action.  Prompt notice of such consent or approval shall be given by the Company to those Members who have not joined in such consent or approval.

ARTICLE 9
LIMITATION OF LIABILITY AND INDEMNIFICATION

9.1                   Duties and Limitation of Liability.

(a)                                 No Member, in its capacity as a Member (including the Managing Member in its capacity as the Managing Member), shall have any fiduciary or other duty to the Company, any other Member, any Officer or any other Person that is a party to or is otherwise bound by this Agreement and any standard of care or duty otherwise imposed on any Member (including the Managing Member in its capacity as the Managing Member) by this Agreement or under the Act or any Law is hereby eliminated to the fullest extent permitted by Law other than, to the extent required by Law, the implied contractual covenant of good faith and fair dealing.

(b)                                 To the maximum extent permitted by applicable Law, whenever a Member (including the Managing Member), in its capacity as a Member (including the Managing Member in the capacity as the Managing Member), is permitted or required to make a decision or determination or take an action or omit to take an action (whether or not such a decision is stated to be such Member’s “discretion,” “sole discretion” or under a grant of similar authority or latitude), such Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever.  To the maximum extent permitted by applicable Law, no Member (including the Managing Member) shall be liable to the Company or to any other Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Member, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing. Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or recourse to or against the Members (including the Managing Member) or their respective Affiliates for any such losses or liabilities, in each case whether arising in common law or equity or created by rule of Law, statute, constitution, contract or otherwise, are in each case expressly released and waived by the Company and each Member, as a condition of, and as part of the consideration for the execution of this Agreement and any related agreements and the incurring by the Members of the obligations provided in such agreements.

(c)                                  The Managing Member may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Managing Member engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(d)                                 Each Officer other than the Managing Member (in such Person’s capacity as an Officer) shall have the same fiduciary duties that an officer, as the case may be, of the Company would have if the Company were a corporation organized under the Laws of the State of Delaware, and the Company and its Members shall have the same rights and remedies in respect of such duties as if the Company were a corporation organized under the Laws of the State of Delaware and the Members were its stockholders.

(e)                                  To the maximum extent permitted by applicable Law, no Officer (in such Person’s capacity as such) shall be liable to the Company or to any Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Officer (in such Person’s capacity as such), unless such Officer (in such Person’s capacity as such) would have had such liability for such act or omission that an officer of the Company would have if the Company were a corporation organized under the Laws of the State of Delaware.

9.2                   Indemnification.

(a)                                 Each Member, including the Managing Member and each Officer (regardless of such Person’s capacity, each an “Indemnified Person”) shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets) to the maximum extent permitted by applicable Law, from and against any and all loss, liability and expense (including Taxes, penalties, judgments, fines, amounts paid or to be paid in settlement, costs of investigation and preparations, and fees, expenses and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any Member) reasonably incurred or suffered by the Indemnified Person in connection with or by reason of (A) the activities of the Company and its Subsidiaries, (B) anything done or not done by the Indemnified Person in its capacity as a Member (including as the Managing Member) or as an Officer or in any other capacity or (C) the fact that the Indemnified Person was a Member, the Managing Member or an Officer; provided, however, that the Indemnified Person shall not be so indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnified Person is seeking indemnification or seeking to be held harmless hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, the Indemnified Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing  Notwithstanding the foregoing, no Indemnified Person who is an Officer (other than the Managing Member) shall be so indemnified or held harmless under this  Section 9.2(a) unless such Officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and its Subsidiaries.  The Managing Member shall have the authority to designate any other Person as an Indemnified Person.

(b)                                 The Company shall advance to each Indemnified Person the reasonable, documented expenses incurred by such Indemnified Person for which such Indemnified Person could reasonably be expected to be entitled to indemnity, in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding; provided, however, that any such advance shall only be made if the Indemnified Person (other than the Managing Member) delivers a written affirmation by the Indemnified Person of its good faith belief that it is entitled to indemnification hereunder and agrees to repay all amounts so advanced if it shall ultimately be determined that it is not entitled to be indemnified hereunder.

(c)                                  The right of any Indemnified Person to indemnification provided by this Section 9.2 9.2 shall be in addition to any and all other rights to which a Indemnified Person may be entitled under any agreement, as a matter of Law or otherwise and shall continue as to a Indemnified Person who has ceased to serve in the capacity in which such Person was designated as a Indemnified Person and shall inure to the benefit of the heirs, successors, assigns and administrators of such Indemnified Person.

(d)                                 The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person otherwise existing at Law or in equity, are agreed by the Members to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of such Indemnified Person.

(e)                                  The obligations of the Company to the Indemnified Persons in this Section 9.2 or arising at Law are solely the obligations of the Company, and the satisfaction of any indemnification obligations under this Section 9.2 shall be from and limited to Company’s assets, including insurance proceeds, if any, and no personal liability whatsoever shall attach to, or be incurred by, any Member for such obligations.

(f)                                   Any amendment, modification or repeal of this Section 9.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability of any Indemnified Person, or terminate, reduce or impair the right of any past, present or future Indemnified Person, under and in accordance with the provisions of this Section 9.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

9.3                               Insurance.  The Company may maintain insurance (including directors’ and officers’ insurance), at its expense, to protect the Managing Member and each Officer, and the Company may maintain such insurance to protect itself and any Indemnified Person, in each case against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Act.

ARTICLE 10
CERTAIN AGREEMENTS OF THE COMPANY AND MEMBERS

10.1    Information; Confidentiality.

(a)           No Member (other than the Managing Member) shall be entitled to obtain any information relating to the Company except as expressly provided in this Agreement or to the extent required by the Act; and to the extent a Member is so entitled to such information, such Member shall be subject to the provisions of Section 10.1(b).

(b)           Each Member agrees that all Confidential Information shall be kept confidential by such Member and shall not be disclosed by such Member in any manner whatsoever; provided, however, that any of such Confidential Information may be disclosed (i) (A) by a Managing Member or (B) to the extent to which the Company consents in writing; (ii) by a Member or its advisors and authorized representatives (collectively, “Representatives”) to the extent reasonably necessary in connection with such Member’s enforcement of its rights under this Agreement; or (iii) by any Member or Representative to the extent that the Member or Representative has received advice from its counsel that it is legally compelled to do so; provided, however, prior to making such disclosure, such Member or Representative, as the case may be, uses reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure.

(c)           The obligations of a Member pursuant to this Section 10.1 will continue following the time such Person ceases to be a Member, but thereafter such Person will not have the right to enforce the provisions of this Agreement.  Each Member acknowledges that disclosure of Confidential Information in violation of this Section 10.1 may cause irreparable damage to the Company and the Members for which monetary damages are inadequate, difficult to compute, or both.  Accordingly, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, in order to compel specific performance of all of the terms of this Section 10.1.

10.2    Maintenance of Books.  The Company’s financial books and records shall be maintained using a system of internal controls over financial reporting to provide reasonable assurance regarding the reliability of the preparation of financial statements in accordance with GAAP, including internal accounting controls sufficient to provide reasonable assurance that:  (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company shall maintain:  minutes of the proceedings of the Managing Member and any of the Members; a copy of the Certificate and this Agreement and all amendments thereto; a current list of the names and last known business, residence or mailing addresses of all Members; and the Company’s U.S. federal, state and local Tax Returns for the Company’s six most recent Tax years.

10.3    Accounts.  The Company shall establish one or more separate bank and investment accounts and arrangements for the Company, which shall be maintained in the Company’s name with financial institutions and firms that the Managing Member may determine.  The Company shall not commingle the Company’s funds with the funds of any Member.

ARTICLE 11
TAXES

11.1    Tax Returns.  The Company shall prepare and timely file all U.S. federal, state and local and foreign Tax Returns required to be filed by the Company.  Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s Tax Returns to be timely prepared and filed.  The Company shall deliver to each Member within 75 calendar days after the end of the applicable Fiscal Year (or such longer period of time as is approved by the Managing Member) a good faith estimate of the amounts to be included on such Member’s Schedule K-1 and not later than 30 days prior to the due date (as extended) of the Company’s federal income Tax Return (or as soon as reasonably practicable thereafter) a final Schedule K-1 and such additional information as may be required by the Members in order to file their individual Tax Returns reflecting the Company’s operations.  The Company shall bear the costs of the preparation and filing of its Tax Returns. The Members agree to take all actions reasonably requested by the Company or the Tax Matters Member to comply with the Partnership Tax Audit Rules, including, where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Tax Matters Member

11.2    Tax Partnership.  Except as provided in Section 7.6, it is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes.  Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

11.3    Tax Elections.

(a)           The Company and any eligible Subsidiary shall make an election pursuant to Section 754 of the Code, shall not thereafter revoke such election and shall make a new election pursuant to Section 754 of the Code to the extent necessary following any “termination” of the Company or the Subsidiary, as applicable, under Section 708 of the

Code. In addition, the Company shall make the following elections on the appropriate forms or Tax Returns:

(i)            to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(ii)           to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii)          to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b); and

(iv)          any other election the Managing Member may deem appropriate and in the best interests of the Members.

(b)           Upon request of the Managing Member, each Member shall cooperate in good faith with the Company in connection with the Company’s efforts to elect out of the application of the company-level audit and adjustment rules of the Partnership Tax Audit Rules, if applicable. None of the Managing Member, the Members or the Company shall make any election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 to have the provisions of the Partnership Tax Audit Rules governing “Subchapter C — Treatment of Partnerships” apply to any Tax Return of the Company filed for a taxable year beginning prior to January 1, 2018.

11.4    Tax Matters Member.  The “tax matters partner” of the Company pursuant to Code Section 6231(a)(7), to the extent applicable for taxable years beginning before January 1, 2018, and the “partnership representative” of the Company to the extent applicable for purposes of the Partnership Tax Audit Rules, as applicable, the “Tax Matters Member” shall be the Managing Member.  The Managing Member is hereby authorized to take, or cause the Company to take, such other actions as may be necessary or advisable pursuant to Treasury Regulations or other guidance to ratify its designation, pursuant to this Section 11.4, as the “partnership representative,” and each Member agrees to take such other actions as may be requested by the Managing Member to ratify or confirm such designation pursuant to this Section 11.4. The Tax Matters Member shall inform each other Member of all significant matters that may affect such Member that come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the 20th day after (or if applicable, such shorter period as may be required by the appropriate statutory or regulation provisions) becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.  Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

11.5    Section 83(b) Election.  Each Member who acquires Series B Units agrees to consult with such Member’s Tax advisor to determine the Tax consequences of such acquisition and the advisability of filing an election under Code Section 83(b) with respect to such Units.

Each Member who acquires Series B Units that are intended to constitute Profits Interests in accordance with Section 3.2(c) and, at the time of such acquisition, are subject to a “substantial risk of forfeiture” within the meaning of Code Section 83(b) agrees to make an election under Code Section 83(b) with respect to such Units.  Each such Member acknowledges that it is the sole responsibility of such Member, and not the Company, to file the election under Code Section 83(b) even if such Member requests the Company or any of its representatives to assist in making such filing.  Each such Member who is required to file an election hereunder agrees to provide to the Company, on or before the due date for filing of such election, proof that such election has been filed timely.  Notwithstanding the foregoing, the failure by any such Member to timely file an election under Section 83(b) of the Code shall not cause such Member to be in default under this Agreement or otherwise alter such Member’s rights with respect to any Series B Units that are intended to constitute Profits Interests, including such Member’s rights to receive distributions pursuant to this Agreement.  Any Member who is subject to personal income taxation in the United States and owns Series B Units that are intended to constitute Profits Interests who does not make an election under Code Section 83(b) with respect to such Series B Units shall be treated by the Members and the Company as an owner of such Series B Units for federal income tax purposes in accordance with Revenue Procedure 2001-43 or any successor Revenue Procedure (if then in effect).

ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION

12.1    Dissolution.

(a)           Subject to Section 12.1(b), the Company shall be liquidated and its affairs shall be wound up on the first to occur of the following events (each a “Liquidation Event”), and no other event shall cause the Company’s dissolution:

(i)            the consent of the Members;

(ii)           at any time when there are no Members; and

(iii)          entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b)           If the Liquidation Event described in Section 12.1(a)(ii) shall occur, the Company shall not be dissolved, and the business of the Company shall be continued, if the requirements of Section 18-801 of the Act for the avoidance of dissolution are satisfied (a “Continuation Election”).

(c)           Except as otherwise provided in this Section 12.1, to the maximum extent permitted by the Act, the death, retirement, resignation, expulsion, Bankruptcy or dissolution of a Member or the commencement or consummation of separation proceedings shall not constitute a Liquidation Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.

12.2    Winding-Up and Termination.  On the occurrence of a Liquidation Event, unless a Continuation Election is made and except as otherwise provided in Section 7.5, the Managing Member shall first cause the Exchange of each outstanding Series B Unit (other than those held by ARMM) for ARMM Common Units pursuant to the provisions of Section 7.5 and thereafter may select one or more Persons to act as liquidator or may itself act as liquidator.  The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of winding up shall be borne by the holders of the Series A Units, including reasonable compensation to the liquidator if approved by the Managing Member.  Until final distribution, the liquidator act with all of the power and authority of the Managing Member.  The steps to be accomplished by the liquidator are as follows:

(a)           as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations;

(b)           the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c)           all remaining assets of the Company shall be distributed to the Members as follows:

(i)            the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 6;

(ii)           with respect to all Company property that has not been sold, the Fair Market Value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the Fair Market Value of that property on the date of distribution; and

(iii)          Company property shall be distributed among the Members as follows:

(A)          first, 100% to the holders of the outstanding Series A Units in proportion to the respective number of Series A Units held by each such holder until the holders of Series A Units have received an aggregate distribution equal to $2,000,000,000.00;

(B)          thereafter (A) 100% minus the Series B Percentage to the holders of the outstanding Series A Units in proportion to the respective number of Series A Units held by each such holder, and (B) the Series B Percentage to the holders of the outstanding Series B Units in proportion to their respective Series B Sharing Ratios.

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities shall be allocated to the distributee pursuant to this Section 12.2(c).  The distribution of cash or property to the Members in accordance with the provisions of this Section 12.2(c) constitutes a complete return to such Member of its Capital Contributions and a complete distribution to the Members of its Membership Interests and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act.  To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

12.3    Certificate of Cancellation.  On completion of the distribution of Company assets as provided herein, the Managing Member (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company.  Upon the effectiveness of the certificate of cancellation, the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 13
GENERAL PROVISIONS

13.1    Notices.

(a)           Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i)            if to the Company, at the address of its principal executive offices;

(ii)           if to a current Member, at the address given for the Member on Schedule I or Schedule II; and

(iii)          if to an Additional Member or a holder of Membership Interests that has not been admitted as a Member, at the address given for such Member or holder in an Addendum Agreement.

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the second Business Day after the date of deposit with the delivery service.

(b)           Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.2    Entire Agreement; Supersedure.  This Agreement (including the Exhibits and Schedules) constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

13.3    Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.4    Amendment or Restatement; Power of Attorney.

(a)           This Agreement (including any Exhibit or Schedule hereto) may only be amended, modified, supplemented or restated, and any provisions of this Agreement may only be waived, with the approval of the Managing Member; provided, however, that:

(i)            any amendment, modification, supplement, restatement or waiver that would alter or change the rights, obligations, powers or preferences of one or more Members in their capacities as holders of a specific series of Membership Interests in a disproportionate and adverse manner, other than in a de minimis respect, compared to other Members in their capacities as holders of the same series of Membership Interests, shall also require the prior written consent of Members holding a majority of the Membership Interests so disproportionately and adversely affected;

(ii)           any amendment, modification, supplement, restatement or waiver that would alter or change the economic rights specific to a particular series of Membership Interests in a disproportionate and adverse manner, compared to the economic rights specific to any other series of Membership Interests shall also require the prior written consent of Members holding a majority of the Membership Interests so disproportionately and adversely affected; and

(iii)          any amendment, modification, supplement, restatement or waiver that would, unless required by applicable Law, modify the limited liability of a Member in a manner adverse to such Member or impose any material obligation on a Member shall also require the prior written consent of such affected Member.

(b)           Notwithstanding anything to the contrary in this Section 13.4:

(i)            this Agreement shall be deemed to be automatically amended from time to time to the extent provided in an Addendum Agreement executed and delivered by the parties thereto to reflect Transfers of Membership Interests made in compliance with this Agreement without requiring the further consent of any party to this Agreement;

(ii)           the Members’ Schedules may be amended from time to time by the Company in accordance with Section 3.6(d) without requiring the consent of any other Person; and

(iii)          the Managing Member may amend this Agreement to the minimum extent necessary to (A) comply with the provisions of the Partnership Tax Audit Rules and (B) to administer the effects of such provisions in an equitable manner.

(c)           Each Member agrees to be bound by each and every amendment, modification, supplement, restatement or waiver of this Agreement adopted in accordance with this Section 13.5 even if such Member did not execute or consent to such amendment, modification, supplement, restatement or waiver.

13.5    Binding Effect; Third Party Beneficiaries.  Subject to the restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company and each Member and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, the Company and each Member intends to and does hereby become bound.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision of this Agreement; provided that the Indemnified Persons shall be third party beneficiaries of Article 9 and may enforce any rights granted to them pursuant to this Agreement in their own right as if they were a party to this Agreement.  The rights under this Agreement may be assigned by a Member to a transferee of all or a portion of such Member’s Membership Interests Transferred in accordance with this Agreement (and shall be assigned to the extent this Agreement requires such assignment), but only to the extent of such Membership Interests so Transferred; it being understood that the assignment of any rights under this Agreement shall not constitute admission to the Company as a Member unless and until such transferee is duly admitted as a Member in accordance with this Agreement.

13.6    Governing Law; Forum Selection; Severability; Limitation of Liability.

(a)           THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(b)           The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Courts located in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court of the United States of or other Delaware state court located in Wilmington, Delaware, and appropriate appellate courts therefrom, over any claims, suits, actions, proceedings or other disputes:  (i) arising out of, resulting from or relating in any way to this Agreement or any of the transactions contemplated hereby (including any claims suits, actions, proceedings or other disputes to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among the Members or of the Members to the Company, or the rights or powers of, or restrictions on, the Company or the Members) (in each case, except as otherwise expressly provided in any Equity Grant Agreement); (ii) involving any claims, suits, actions, proceedings or other disputes brought in a derivative manner on behalf of the Company; (iii) asserting any claim of any breach of any duty owed by any Indemnified Person to the Company or the Members; (iv) asserting any claim arising pursuant to any provision of the Act; or (v) asserting any claim governed by the internal affairs doctrine, and each party irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any claim, suit, action, proceeding or other dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby or otherwise described in the preceding sentence brought in such courts or any defense of inconvenient forum for the maintenance of such dispute, in each case regardless of whether such claims, suits, actions, proceedings or other disputes sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, proceeding or counterclaim of the nature specified in this subsection (b)

by the mailing of a copy thereof in the manner specified by the provisions of Section 13.1.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           Each party hereto agrees not to, and waives any right to, assert in any such claim, suit, action, proceeding or other dispute that: (i) such party is not personally subject to the jurisdiction (A) of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed or, (B) if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, of any other court located in the State of Delaware with subject matter jurisdiction or of any other court to which proceedings in such lower court may be appealed; (ii) such claim, suit, action, proceeding or other dispute is brought in an inconvenient forum; or (iii) the venue of such claim, suit, action, proceeding or other dispute is improper.

(d)           In the event of a direct conflict between the provisions of this Agreement and:  (i) any provision of the Certificate; or (ii) any mandatory, non-waivable provision of the Act, such provision of the Certificate or the Act shall control.  If any provision of the Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(e)           If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

13.7    Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.

13.8    Counterparts.  This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute a single instrument.  Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in portable document format (PDF) or similar means of electronic delivery shall have the same effect as physical delivery of the paper document bearing the original signature.

13.9            No Presumption.  Each party to this Agreement acknowledges that, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company and the Members have executed this Amended and Restated Limited Liability Company Agreement as of the date first set forth above.

COMPANY:

ANTERO IDR HOLDINGS LLC

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional
Senior Vice President and Treasurer

ANTERO IDR HOLDINGS LLC

LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURE PAGE

MEMBERS:

ANTERO RESOURCES MIDSTREAM
MANAGEMENT LLC

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer,
Regional Senior Vice President and
Treasurer

GLENN C. WARREN, JR.

/s/ Glen C. Warren, Jr.

PAUL M. RADY

/s/ Paul M. Rady

ANTERO IDR HOLDINGS LLC

LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURE PAGE